Exhibit 10.1

Separation Agreement
by and between

Vir Biotechnology International GmbH Grafenauweg 8, 6300 Zug	(hereinafter the Company)

and

Johanna Friedl-Naderer [Address]	(hereinafter the Employee)

(each a Party, together the Parties)

Separation Agreement by and between Vir Biotechnology International GmbH and Johanna Friedl-Naderer

Whereas
A.Humabs BioMed SA, Bellinzona and the Employee entered into an employment agreement with effect as of March 2, 2022, which employment agreement has been amended and assigned to the Company on December 19, 2022 (as amended and assigned, the Employment Agreement or EA).
B.On September 19, 2023, the Company gave notice of termination to the Employee under the Employment Agreement.
C.The Company and the Employee wish to settle amicably all aspects of the employment relationship and the termination thereof, subject to the terms and conditions set forth herein.
Now, therefore, the Parties hereto enter into the following agreement (the Agreement):
1.Termination of Employment and Payments to the Employee
The Employee's employment with the Company shall terminate by mutual consent with effect as of March 31, 2024 (the Termination Date). For the avoidance of any doubt, the Termination Date shall not be subject to any deferment for whatever reason.
Until the Termination Date, the Company shall pay the Employee the Base Salary (Art. 6.2 EA) of CHF 43,172.42 per month (gross) as well as the Benefits (Art. 7 EA), plus reimburse the Expenses (Art. 8 EA).
On the Termination Date, the Company shall pay the Employee the Severance Pay (Art. 9 EA) of CHF 129, 517 gross.
2.Release from Obligation to Work and Commencement of New Employment
The Employee shall be released irrevocably from her obligation to attend content meetings (i.e., Executive Management Team meetings, Board of Director meetings) effective on the close of business on Friday, September 22, 2023. The Employee shall be released irrevocably from her obligation to work on Friday, September 29, 2023. The Employee, however, shall remain available to the Company until the Termination Date to allow for a smooth transition of her duties.
Base Salary shall be paid regularly until the Termination Date as per Art. 1 of this Agreement.
Until the Termination Date, the Employee is subject to the non-compete and non-solicit covenant as per Art. 17 of the Employment Agreement and may only accept a new employment or perform any other professional activity after having obtained the prior written consent of the Company.
If the Employee starts a new employment, the Termination Date is automatically moved to the last day prior to that date (the New Termination Date) and the employment with the Company is terminated with effect as per the New Termination Date. In this case, the term "Termination Date" as used in this Agreement means "New Termination Date". For the avoidance of doubt, any compensation due under this Agreement until the Termination Date will be paid only until the New Termination Date. The Company is

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Separation Agreement by and between Vir Biotechnology International GmbH and Johanna Friedl-Naderer
entitled to reclaim any overpayment made to the Employee. The Employee is obliged to inform the Company in writing and without delay about the start of any such new employment.
If the Employee starts any other professional activity before the Termination Date or New Termination Date, she shall account for any income, which shall be deducted from the Company's salary payments. The Employee is obliged to inform the Company in writing and without delay about the start of any such other professional activity and about any income on a monthly basis. The Company is entitled to reclaim any overpayment made to the Employee.
3.Entitlement to Vacation and Overtime
Until the Termination Date, the Employee shall take her remaining vacation and compensate overtime ("heures supplémentaires/Überstunden" and "travail supplémentaire/Überzeit"), if any, with time off to the extent the Employee is entitled to compensation of overtime. The Employee shall inform Jenny Gumm, Vice President and Interim Head of Human Resources at jgumm@vir.com about the dates Employee plans to take vacation. Any further entitlement to vacation and overtime work, if any, shall be fully discharged by the Release pursuant to Art. 15 of this Agreement and by the Lump Sum Payment pursuant to Art. 4 of this Agreement.
4.Lump Sum Payment
In consideration of the Employee executing and performing this Agreement and in full discharge of any claims and rights of the Employee arising out of or in connection with the Employment Agreement and its termination, whether actual or potential, whether present or future, the Company will pay to the Employee, in addition to the payments as per Art. 1 of this Agreement, the lump sum of CHF 129,517 gross (the Lump Sum). The payment of the Lump Sum is made without acknowledgement of any legal obligation of the Company.
5.Payment Terms
The payment of the Lump Sum shall be made to the bank account of the Employee to which the regular salary payments have been made within 10 days after delivery to the Company of a general waiver and release in the form attached hereto as Annex 1 validly executed by the Employee.
The Employee shall execute and deliver such general waiver and release not earlier than one (1) month and one (1) day and not later than three (3) months after the Termination Date.
From all payments under this Agreement all applicable deductions will be made, i.e., deductions for social security (including pension funds) and tax, if any, as per the applicable laws and the applicable regulations of the Company.
6.Equity Awards
Any equity awards will be subject to the terms and conditions of the applicable equity plan and pursuant to relevant laws.

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Separation Agreement by and between Vir Biotechnology International GmbH and Johanna Friedl-Naderer
7.Non-Compete and Non-Solicit Obligation
Until the Termination Date, the Employee is subject to the non-compete and non-solicit covenants as per Art. 17 (Non-Compete and Non-Solicit Obligation) of the Employment Agreement and may not accept new employment, in Switzerland, directly or indirectly, be it as principal, employee, consultant, or otherwise without having obtained the prior written consent of the Company.
8.Confidentiality / Contractual Penalty
The Parties agree that Art. 15 (Confidentiality) and Art. 18 (Contractual Penalty) of the Employment Agreement remain fully in force.
In addition, the Employee shall not share details of this Agreement to anyone working at the Group or any third-party, other than the Employee’s spouse, lawyer, and or accountant.
9.Non-disparagement
The Employee agrees that she has not and shall not make any public statements, statements to the press, statements to present or former employees of the Company or its parent, Vir Biotechnology, Inc., a Delaware corporation and a Nasdaq listed company in the US, or any of its affiliates (the Group) or to any individual or entity with whom, or with which, the Company has a business relationship, whether verbally or in writing, which are disparaging of the Company or the Group and should reasonably be expected to adversely affect the conduct of business by, or the reputation of, the Company and/or the Group. The Employee further confirms that she will not share or make public or publish in any media or form any details of her professional life at the Group in her various roles.
The Employee agrees that the contractual penalty provided for in Art. 18 of the Employment Agreement shall be owed and payable also for any violation of this Art. 9 of this Agreement above.
10.Return of Property
The Employee agrees to return to the Company no later than September 29, 2023 all property of the Company, including the Employee’s laptop, and any work materials or products or other data with regard to the Company and any affiliate company (irrespective of their form of materialization) which the Employee received or prepared or helped prepare in connection with her employment with the Company or that otherwise came into her possession or control. This includes, but is not limited to, all computer files and other information containing confidential information, and all mailing lists, reports, correspondence, contracts, memoranda, records and other files, computer hardware, software, mobile phones, credit cards, door and file keys, computer access codes or mobile data carriers and instructional manuals.
The Employee further agrees that she will not make or retain any copies, duplicates, reproductions or excerpts of such data or furnish such data to any third party.
11.Assistance
The Employee hereby agrees that after leaving the Company she will use her best endeavors to cooperate with the Company and its respective counsel and assistants in connection with any governmental or

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Separation Agreement by and between Vir Biotechnology International GmbH and Johanna Friedl-Naderer
regulatory investigation and any regulatory or judicial administrative proceeding, arbitration or litigation relating to any material matter (as reasonably determined by the Company) that occurred during her employment.
12.Reference Letter
If the Employee requests a Reference Letter for future employment, the Company undertakes to deliver to the Employee a Reference Letter within 30 days of the Termination Date.
13.Personal Data
The Employee confirms that upon her departure on September 29, 2023, she was given ample opportunity to delete any personal documents, data and e-mails and, if necessary, take them with her. The Employee acknowledges that the Company may freely dispose of any remaining documents, data and e-mails, even if they include private documents, data or e-mails. The Company is under no obligation to keep them or to draw the Employee's attention to them.
The Company is entitled to block the Employee's email address at the Company at the close of business on September 29, 2023, so that no further e-mails are received, and to inform the persons sending e-mails of the Employee's departure.
14.Release
Subject to the fulfillment in full of the obligations set forth in this Agreement and subject to the obligations set forth in the Employment Agreement which are intended to survive termination of said Agreement, the Parties irrevocably and unconditionally release and acquit each other from any and all obligations whether actual or contingent.
Further, the Employee confirms that she has no claims against any present or former parent corporation, affiliates or subsidiaries of the Company.
15.Insurance
The Employee is hereby explicitly informed that the mandatory accident insurance coverage provided by the Company will cease thirty-one (31) days after the Termination Date and that after this period she must provide her own accident insurance.
Within thirty-one (31) days of the Termination Date, the Employee may, at her own expense, request an extension of such coverage for a maximum of six (6) months after the Termination Date. In any event, the Employee must inform her health insurance company about the termination of her employment, unless she has already entered a new employment.
16.Written Form
This Agreement may only be modified or amended by a document signed by the Parties, whereby an exchange of signed letters with facsimile signatures are sufficient.

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Separation Agreement by and between Vir Biotechnology International GmbH and Johanna Friedl-Naderer
17.Severability Clause
If any provision of this Agreement be or become invalid or void, the validity of the remaining provisions shall not be affected. In case of invalidity or revocation of a provision of this Agreement the provision is to be replaced by an effective one which comes closest to the economic purpose of the invalid provision.
18.Governing Law / Jurisdiction
This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (excluding its conflict of law rules).
The court at the domicile or registered office of the defendant or where the Employee normally carries out her work has jurisdiction to decide any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement.
This Agreement has been executed in 2 (two) originals.

/ Signatures on next page

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For the Company
/s/ Marianne De Backer
Marianne De Backer Managing Director

September 23, 2023
Date

The Employee
/s/ Johanna Friedl-Naderer
Johanna Friedl-Naderer

September 22, 2023
Date

Termination Agreement by and between Vir Biotechnology International GmbH and Johanna Friedl-Naderer
Annex 1
General Waiver and Release
By Johanna Friedl-Naderer

WHEREAS,
I have been employed by Vir Biotechnology International GmbH (the Company) since March 3, 2022;
After due and considerate negotiations, the Company and I have entered into a separation agreement on September [■], 2023 (the Agreement);
The employment relationship between the Company and me terminated with effect as of [March 31, 2024] (the Termination Date or the New Termination Date, as applicable and as defined in the Agreement);
NOW, THEREFORE,
In consideration of the covenants undertaken by the Company in the Agreement, and except for those obligations created by, arising out of or referred to in the Agreement, I knowingly and voluntarily, irrevocably and unconditionally, release, acquit and forever discharge the Company and/or the Group or any of its subsidiaries, affiliates and any present or former parent corporation, affiliates, subsidiaries, successors and assigns and the current and former employees, officers, directors, representatives and agents thereof, as well as all otherwise affiliated or related entities or persons (collectively, the Released Parties) of and from any and all claims, known and unknown I have or may have against the Released Parties arising out of or in connection with my employment relationship with the Company, the Group, or any affiliate company.

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